Exhibit 99.1

Axogen, Inc. Appoints William Burke to Board of Directors

Burke brings 25+ years of global financial leadership experience to the Axogen, Inc. Board of Directors

ALACHUA and TAMPA, FL – July 11, 2022 – Axogen, Inc. (NASDAQ: AXGN), a global leader in developing and marketing innovative surgical solutions for peripheral nerve injuries, today announced that, effective July 11, 2022, William Burke has been appointed to its Board of Directors and will serve as chair of the Audit Committee. Mr. Burke is a recognized finance leader in the medical technology industry with more than 25 years of experience in senior leadership positions, including at Haemonetics, Medtronic, and Covidien.

“Bill is an excellent addition to our board and brings a depth of finance, business development, and investor relations experience,” commented Karen Zaderej, chairman, CEO, and president. “He has a long history of successful execution helping to bring forward medical solutions that improve patient outcomes and quality of life, which is fully aligned with the Axogen mission.”

Burke was the executive vice president, chief financial officer of Haemonetics Corporation from August 2016 to June 2022 with responsibility for the global finance organization including investor relations. From July 2014 to July 2016, Burke served as chief integration officer and vice president, Integration for Medtronic plc and was a member of its executive committee. In that role, he was responsible for ensuring the successful integration of Medtronic with Covidien plc following its acquisition by Medtronic. Prior to joining Medtronic, Burke spent more than 20 years in finance and business development leadership roles at Covidien, including chief financial officer for Covidien Europe based in Zurich, vice president of Corporate Strategy and Portfolio Management and vice president of Financial Planning and Analysis. He also previously held key positions within Tyco Healthcare, including the financial controller of Valleylab, managing director of the Covidien Group in Switzerland, and international controller. He began his career as an auditor with KPMG. He currently serves on the board of directors of MiroMatrix (NASDAQ CM: MIRO). He received his Bachelor of Science degree in Business Administration from Bryant College.

“I am honored to join the Axogen Board of Directors and contribute to the company’s mission of returning nerve function and quality of life to patients with peripheral nerve injuries,” said Burke. “Axogen is leading the nerve repair industry with an innovative and comprehensive suite of surgical solutions. The potential to help even more nerve repair patients is exciting and I look forward to being a part of it.”

About Axogen
Axogen (AXGN) is the leading company focused specifically on the science, development, and commercialization of technologies for peripheral nerve regeneration and repair. Axogen employees are passionate about helping to restore peripheral nerve function and quality of life to patients with physical damage or transection to peripheral nerves by providing innovative, clinically proven, and economically effective repair solutions for surgeons and health care providers. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body. Every day, people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Physical damage to a peripheral nerve, or the inability to properly reconnect peripheral nerves, can result in the loss of muscle or organ function, the loss of sensory feeling, or the initiation of pain.

Axogen's platform for peripheral nerve repair features a comprehensive portfolio of products, including Avance® Nerve Graft, a biologically active off-the-shelf processed human nerve allograft for bridging severed peripheral nerves without the comorbidities associated with a second surgical site; Axoguard Nerve Connector®, a porcine submucosa ECM coaptation aid for tensionless repair of severed peripheral nerves; Axoguard Nerve Protector®, a porcine submucosa ECM product used to wrap and protect damaged peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments; and Axoguard Nerve Cap®, a porcine submucosa ECM product used to protect a peripheral nerve end and separate the nerve from the surrounding environment to reduce the development of symptomatic or painful neuroma. The Axogen portfolio of products is available in the United States, Canada, Germany, the United Kingdom, Spain, South Korea, and several other countries.

Contact: Axogen, Inc. Ed Joyce, Director, Investor Relations ejoyce@axogeninc.com